AMENDMENT NO. 1 TO THE
CENTURY ALUMINUM COMPANY
LONG-TERM INCENTIVE PLAN
(Adopted Effective January 1, 2008)

WHEREAS, Century Aluminum Company (the “Company”) adopted and maintains the Century Aluminum Company Long-Term Incentive Plan, adopted effective January 1, 2008 (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) is authorized to amend the Plan under Section 6.B of the Plan; and

WHEREAS, the Committee desires to amend the Plan as set forth herein;

NOW, THEREFORE, effective as of the date hereof, the Plan shall be amended as follows:

1.  Section 5.D.2 of the Plan is hereby modified to read as follows:

Performance Units.  Notwithstanding anything to the contrary stated in any Performance Unit Award Agreement or the provisions of Section 6.B of the LTIP, upon a Change in Control, all Performance Units outstanding hereunder shall become Earned Performance Unit Awards in an amount equal to  no less than  the Target Award, or a higher multiple of up to 200% of the Target Award as may be determined by the Committee for one or more Participants in light of considerations deemed appropriate by the Committee.  Payment of Earned Performance Unit Awards shall be made as soon as practicable but not later than 2-1/2 months after the Change in Control (or within such other time period as may be required under Section 409A).

2.  Except as amended hereby, the Plan shall remain in full effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment No. 1 to the Plan to be executed this 2nd day of June, 2011, to be effective immediately.

CENTURY ALUMINUM COMPANY COMPENSATION COMMITTEE

/s/ Peter Jones
By: Peter Jones
Title: Committee Chairperson